Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer and Treasurer

(386) 944-5643

mpartridge@ctoreit.com

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH ANNOUNCES NEW $100 MILLION TERM LOAN

DAYTONA BEACH, FL – November 8, 2021 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced that it has successfully amended its unsecured credit agreement to originate a new $100.0 million unsecured term loan (the “Term Loan”).  Proceeds from the Term Loan were used to repay outstanding balances on the Company’s revolving unsecured credit facility.

The Term Loan will mature in January 2027 and is subject to a pricing grid over LIBOR, determined by the Company’s leverage ratio.  Based on its current leverage ratio, the Company anticipates the initial interest rate for the Term Loan will be fixed at a rate of 2.0825% utilizing an existing interest rate swap that fixed LIBOR through March 2024.  The amended unsecured credit agreement includes accordion options that allow the Company to request additional lender commitments up to a total of $700 million.

“We are pleased with the strong interest and support shown by our new and existing banking partners with this new $100 million term loan,” said Matthew M. Partridge, Senior Vice President, Chief Financial Officer and Treasurer of CTO Realty Growth, Inc. “This term loan allows us to pay down our unsecured revolving credit facility, further ladders our future debt maturities, gives us ample liquidity to fund new acquisitions, and provides an opportunity to establish new lending relationships with KeyBank, Raymond James and Synovus.”

The Term Loan is jointly led by BMO Capital Markets Corp., KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC. Bank of Montreal will act as Administrative Agent and KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC will act as Co-Syndication Agents.  The Huntington National Bank, Raymond James Bank, Synovus Bank and Truist Bank also participated in the Term Loan.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. CTO also owns an approximate 16% interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; the ultimate geographic spread, severity and duration of pandemics such as the recent outbreak of the novel coronavirus, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE or the venture formed when the Company sold its controlling interest in the entity that owned the Company’s remaining land portfolio, of which the Company has a retained interest; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.